UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): November 21, 2005

NORTH PITTSBURGH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

0-13716	25-1485389
(Commission File Number)	(IRS Employer Identification No.)

4008 Gibsonia Road Gibsonia, PA	15044-9311
(Address of principal executive offices)	(Zip Code)

(724) 443-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 21, 2005, Penn Telecom, Inc. (Penn Telecom), a wholly owned subsidiary of North Pittsburgh Systems, Inc. (the Company), issued a press release announcing an agreement in principle between Penn Telecom and Ronco Communications & Electronics, Inc. (Ronco) concerning the intended sale of Penn Telecom’s business telecommunications equipment operations to Ronco. The text of the press release is attached hereto as Exhibit 99.1.

The specific operations being sold engage primarily in selling and maintaining business telecommunications equipment, more specifically Nortel key systems and private branch exchanges. Revenues are earned from selling and installing telecommunications equipment and providing maintenance services for such equipment for business customers.

The following information is being provided for informational purposes. We caution that the operations being sold were not a separate segment of the Company and did not have a formal income statement, and accordingly the impact on net operating income (loss) discussed below involves estimates:

•	For the full year 2004, revenues associated with the above-mentioned sales and services were $2.42 million, or 2.2% of the Company’s total consolidated revenues. Revenues associated with the selling and installation of equipment, totaling $1.96 million, were recorded within the “Telecommunication equipment sales” line item of the Company’s Consolidated Statement of Income (income statement) for 2004. Revenues associated with maintenance and other ancillary services, totaling $0.46 million, were recorded within the “Other operating revenues” line item of the income statement for 2004.

For the nine-month period ended September 30, 2005, revenues associated with the above-mentioned sales and services were $1.55 million, or 1.8% of the Company’s total consolidated revenues. Revenues associated with the selling and installation of equipment totaled $1.19 million during the nine-month period ended September 30, 2005, and revenues associated with maintenance and other ancillary services totaled $0.36 million during that same period.

•	Direct expenses incurred relating to the cost of equipment sold and the direct cost of labor associated with installing and maintaining the telecommunication systems were $1.33 million for the full year 2004 and $0.86 million for the nine-month period ended September 30, 2005. These expenses were recorded within the “Telecommunication equipment expenses” line item of the income statements for the respective periods.

•	The Company estimates that the net operating income (loss) generated from business telecommunications equipment sales and services, after taking into consideration estimates of selling, general, administrative and other costs which are not included in the direct expenses provided above, was nominal for both the full year 2004 and the nine-month period ended September 30, 2005.

•	The only identifiable asset specifically associated with the business telecommunications equipment operations is inventory, which was valued at approximately $0.35 million as of September 30, 2005.

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The letter of intent executed between Penn Telecom and Ronco specifies a purchase price of $0.36 million. This price is subject to adjustment pursuant to changes in the Company’s inventory levels and changes in the dollar value of maintenance contracts from the date of the letter of intent to the date of closing. The sale is also contingent upon the finalization and execution of a definitive asset purchase agreement. The Company expects the transaction to close on or about December 31, 2005. The Company does not expect to record any material gain or loss on the transaction.

The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 8.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

In addition, this filing is not intended to constitute a report under the requirements of Item 1.01 of Form 8-K, “Entry into a Material Definitive Agreement”, or Item 2.01 of Form 8-K, “Completion of Acquisition or Disposition of Assets”, nor will the execution of the asset purchase agreement and consummation of the transaction be considered reportable events under the aforementioned Form 8-K requirements. Based on the revenue, expense, net operating income, identifiable asset and purchase price values discussed above, this transaction would not meet the definition of the term “material definitive agreement” as used in Item 1.01 of Form 8-K or the definition of the term “significant” as used in the rules pertaining to Item 2.01 of Form 8-K. Furthermore, the Company does not anticipate incurring any “material charges” under generally accepted accounting principles associated with this transaction that would necessitate a filing obligation under Item 2.05 of Form 8-K, “Costs Associated with Exit or Disposal Activities”.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Press release issued by Penn Telecom, Inc., dated November 21, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pittsburgh Systems, Inc.
(Registrant)

Date: November 21, 2005	/s/ H. R. Brown
H. R. Brown, President and Chief Executive Officer

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